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                                    EXHIBIT 5

                              CONSULTING AGREEMENT

         THIS AGREEMENT made and entered into this 7th day of February, 1996 by and between TALLEY MANUFACTURING AND TECHNOLOGY, INC., a Delaware corporation with an office at 2702 North 44th Street, Phoenix, Arizona 85008 (hereinafter called the "Company"), and McMULLEN CONSULTANTS INC., a Delaware corporation with an office at 200 Plaza Drive, Secaucus, New Jersey 07096 (hereinafter called "Consultant").

                                    RECITALS

         A. The Company is the owner of JOHN J. MCMULLEN ASSOCIATES, INC. ("JJMA") a corporation engaged in the business of naval architecture and marine engineering with a significant amount of U.S. Navy business, and is seeking to control the costs and enhance the revenues of such business and of certain other enterprises owned by the Company which do a significant amount of business with various agencies and bureaus within the U.S. Department of Defense, and the Company is desirous of finding opportunities to expand its business operations into other defense-oriented activities.

         B. Consultant and personnel associated with Consultant possess a high degree of entrepreneurial and financial experience which the Company wishes to have available to it for its business improvement and expansion.

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         C. In consideration of the mutual benefits and agreements set out herein, the Company and Consultant have made the agreement set forth herein.

         1. Engagement. The Company hereby engages the services of Consultant to provide the services hereinafter specified (the "Services") for the compensation and on the terms and conditions set forth in this Agreement. Consultant accepts such engagement and agrees to provide such Services for said compensation and on such terms and conditions.

         2. Effective Date and Term. This Agreement shall be effective as of the first day of February, 1996 and shall continue in force and effect for five (5) years until January 31, 2001 unless sooner terminated under the provisions hereof.

         3.      Services of Consultant.

                 (a) Consultant, acting as an independent contractor and consultant, shall on request of the Company or JJMA provide the following services to the Company or JJMA by means of members of the Consultant's staff designated by the Consultant for the particular task: assist the Company in seeking and finding business opportunities for the Company to exploit including analyzing the investment required and the potential return of each such business opportunity; as and when requested by the Company assist the Company from time to time in making presentations to potential clients of JJMA and other enterprises owned by the Company which do business with agencies of the U.S. Government, and provide such other consulting services as the

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Company and the Consultant may mutually agree are within the general scope of the foregoing listed specific service description.

                 (b) During the term of this Agreement, and for so long as he is willing and able to do so, the Company and the Consultant agree that Dr. John J. McMullen shall serve as Chairman of JJMA with such duties as may be delegated to him from time to time by the Board of Directors of JJMA, and shall be otherwise available at reasonable times by telephone for consultation with officers and employees of the Company and/or its subsidiaries.

         4. Compensation and Expense Reimbursement.

                 (a) As a consulting fee, the Company shall pay, or shall cause one or more of its subsidiaries to pay, to Consultant a fee of $400,000 per year for each year of the term of this Agreement, payable in equal installments on the fifteenth (15th) day and last day of each month during the term of this Agreement.

                 (b) Consultant shall also be reimbursed for reasonable out-of-pocket expenses incurred in carrying out its duties pursuant to this Agreement. All such reimbursements will be made within 30 days of receipt by the Company of Consultant's itemization of such expenses.

         5. Secretarial Services. The Company shall supply to Consultant the exclusive services of two secretaries employed by JJMA and carried on its payroll, but seconded to Consultant. All costs related to such secretaries incurred by JJMA or the

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Company, including but not limited to salary, benefits, extraordinary medical claims and severance pay, shall be reimbursed to the Company by Consultant.

         6. Early Termination. This Agreement may be terminated by either party prior to January 31, 2001 by written notice given to the other in the event any of the following should occur: (a) a material default by either party in performing its material obligations under this Agreement, such default continuing for a period of thirty (30) days following notice of default by the non-defaulting party to the defaulting party, and the non-defaulting party then giving a notice of election to terminate; (b) the other party shall become unable or fail to pay its debts generally as they become due, or admit in writing its inability to pay its debts, or make a general assignment for the benefit of creditors; (c) any proceeding shall be instituted by or against the other party seeking (i) to adjudicate it a bankrupt or insolvent, or (ii) reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and such proceeding shall not have been dismissed within forty-five (45) days after the date such proceeding was commenced; or (iv) the other party shall take any action to authorize or consent to any action described in clause (c) above.

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         7. Covenant Not to Compete; Confidentiality. During the term of this Agreement and for a period of three (3) years after the termination of this Agreement, neither Consultant nor McMullen shall engage in any activity that competes with any line of business engaged in by JJMA, including, but not limited to the business of commercial ship and detail design, naval ship and combat systems and marine technical and management services (collectively, "Line of Business"), whether acting as an officer, director, employee, consultant, shareholder, owner, partner, fiduciary or in any other individual or representative capacity whatsoever, and shall not otherwise use to its or his own advantage, or to the advantage of any other person, corporation, or other entity, or disclose to any other person, corporation, or other entity, any non-public information as to the clients, customers, prospects, properties, prices, sales practices, manner of operation, plans, trade secrets, patents, processes, relationships with clients and customers or any other non-public information concerning the Company or JJMA and/or their respective businesses or solicit or induce (or seek to induce) any employee of JJMA to leave such employment. Notwithstanding the foregoing, Consultant and Dr. John J. McMullen may invest its or his assets in such form or manner as deemed appropriate; provided, however, that such investments shall not require any substantial services on the part of Consultant or Dr. McMullen in the operation of the affairs of the company or entity in which such investments are made if such company or entity competes with

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a Line of Business. The parties acknowledge the foregoing covenants are reasonable in scope and necessary for the Company to receive the full benefit of the consulting services to be provides hereunder. The Company shall have the option in its sole discretion to reduce the scope and extent of the foregoing covenants, by written notice to Consultant, either before or after adjudication of the legality or enforceability of said covenants, whereupon said covenants shall be valid and enforceable against Consultant and McMullen.

         If a court should conclude that the foregoing covenants are unenforceable according to their terms either because of their duration, the geographic area covered thereby or the scope of the subject matter covered, the parties hereby agree that the court shall reduce such duration, geographic area or scope so that the resulting duration, geographic area and scope shall be the maximum that such court shall conclude is enforceable, which reduction shall be performed as follows: in the case of duration, the duration hereof shall be reduced by one month at a time until it shall be the maximum enforceable duration; in the case of geographic area, such area shall be reduced by eliminating individual states one at a time therefrom until such area shall be of maximum enforceable geographical coverage, commencing with the state in which the least volume of JJMA revenues is generated during a fiscal year immediately preceding such determination and eliminating additional states one at a time in inverse order of the volume of JJMA revenues generated by

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business activity of JJMA in each such state during such fiscal year; in the case of the scope of subject matter, the parties agree that the scope of such covenants shall be reduced to the minimum extent necessary in order for such covenants to be enforced. The parties acknowledge that damages may not be an adequate remedy for breaches of the foregoing covenants. In addition to such other remedies as may be available under applicable law, the parties acknowledge that the remedies of specific performance and/or injunctive relief shall be available and proper in the event of Consultant's or Mcmullen's actual or imminent refusal or failure to perform its or his obligations hereunder.

         8. Relationship of Parties. This instrument does not create and shall not be construed as creating joint venture, partnership, or association between the Company and Consultant. Consultant is and shall be during the entire term of this Agreement an independent contractor.

         9. Not Personal Services. In addition to other provisions herein contained, this Agreement shall not be terminated in the event of the death or disability of Dr. John J. McMullen.

         10. No Assignments. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other; provided, however, that the Company may in connection with a merger, consolidation, sale or other disposition of all or substantially all of its assets

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assign its respective rights and delegate its obligations hereunder, but in such case shall remain obligated as surety for the performance of the assignee.

         11. Binding Effect. This Agreement shall bind and benefit Consultant and the Company and their respective successors and assigns.

         12. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to the attention of the President at the office of Consultant, in the case of the Consultant; or to the attention of its Chairman of the Board at its principal office in the case of the Company.

         13. Integration Clause; Oral Modification. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof, and all agreements entered into prior hereto are revoked and superseded by this Agreement, and no representations, warranties, inducements or oral agreements halve been made by any of the parties except as expressly set forth herein, or in other contemporaneous written agreements. This Agreement may not be changed, modified or rescinded except in writing, signed by all parties hereto, and any attempt at oral modification of this Agreement shall be void and of no effect.

         14. Governing Law. This Agreement shall be deemed to be made under, and shall be construed in accordance with and shall be governed by, the laws of the State of Arizona, and suit to enforce any provision of this Agreement or to obtain any remedy

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with respect hereto may be brought in Superior Court, Maricopa County, Arizona, and for this purpose each party hereby expressly and irrevocably consents to the jurisdiction of said court.

         15. Attorneys' Fees. In the event suit is brought (or arbitration instituted) or an attorney is retained by any party to this Agreement to enforce the terms of this Agreement or to collect any moneys due hereunder, or to collect money damages for breach hereof, the prevailing party shall be entitled to recover, in addition to any other remedy, reimbursement for reasonable attorneys' fees, court costs, costs of investigation and other related expenses incurred in connection therewith.

         16. Waiver. Failure of any party to exercise any right or option arising out of a breach of this Agreement shall not be deemed a waiver of any right or option with respect to any subsequent or different breach, or the continuance of any existing breach.

         17. Counterparts. This Agreement may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each of said counterparts shall be deemed an original hereof.

         18. Captions. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be deemed to limit or alter any provisions hereof and shall not be deemed relevant in construing this Agreement.

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         IN WITNESS WHEREOF, the parties have signed this Agreement as of the day, month and year first written above.

                                   TALLEY MANUFACTURING AND
                                   TECHNOLOGY, INC., a Delaware
                                   corporation

                                   By Mark S. Dickerson
                                      ----------------------------
                                   Its: Vice President and Secretary

                                   McMULLEN CONSULTANTS INC.

                                   By
                                      ----------------------------

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         IN WITNESS WHEREOF, the parties have signed this Agreement as of the day, month and year first written above.

                                       TALLEY MANUFACTURING AND
                                       TECHNOLOGY, INC., a Delaware
                                       corporation

                                       By
                                          ------------------------------
                                       Its:

                                       McMULLEN CONSULTANTS INC.

                                       By John J. McMullen
                                          ------------------------------
                                          President

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